Exhibit 99.2
February 1, 2008
BTP Acquisition Company, LLC
10100 Santa Monica Boulevard
Suite 1250
Los Angeles, California 90067
Attention: Ms. Susan Tregub
Re: Amended and Restated Agreement and Plan of Merger dated as of June 27, 2007 (the “Merger Agreement”)
Dear Ms. Tregub:
This letter sets forth the response of Image Entertainment, Inc. (“Image”) to the Notice of Anticipated Breach and Default under the Amended and Restated Agreement and Plan of Merger; Demand for Assurances of Performance; Demand for Information, dated January 30, 2008, from BTP Acquisition Company, LLC to Image (the “Breach and Default Notice”).
For your convenience, the numbering in this response corresponds to each numbered statement from the Breach and Default Notice.
1.1 Pursuant to Section 4.01(ii) of the Merger Agreement, BTP’s consent is required for the sale or license of any library of films with more than 5 titles, rather than 5 or more titles, as BTP erroneously states in the Breach and Default Notice. Image is extremely concerned and alarmed regarding BTP’s blatant misstatement of such provision. In addition, BTP’s information and belief that Image has entered into one or more of any such deals in violation of Section 4.01(ii) are simply incorrect.
1.2 Pursuant to Section 4.01(xii) of the Merger Agreement, Image is prohibited from entering into any new distribution or license agreements involving aggregate payments “by the Company” in excess of $500,000, without BTP’s consent. Unfortunately, as with its recitation of Section 4.01(ii), BTP has once again misquoted a provision of the Merger Agreement in the Breach and Default Notice by failing to include the words “by the Company” in the recitation of the provision. As a result, only new distribution or license agreements pursuant to which Image would be required to pay an aggregate of $500,000 and obtained without BTP’s consent would actually violate Section 4.01(xii). As BTP can see from the descriptions below, Image has not violated this section.

20525 NORDHOFF STREET • SUITE 200 • CHATSWORTH, CA 91311-6104 • TEL 818.407.9100
www.image-entertainment.com

On or around December 13, 2007, Image extended its then-existing multi-year video distribution agreement (the “E1 Output Deal”) with Entertainment One (“E1”), which provides E1 the Canadian rights to Image product in the areas of theatrical, home entertainment, television and digital through 2012. The E1 Output Deal also provides E1 the Canadian rights to the majority of Image’s 3,000 title library. The E1 Output Deal does not violate the Merger Agreement because such agreement is an extension of existing distribution agreement only and Image is actually the recipient of payments rather than the payor. In addition, BTP, through its manager David Bergstein, seemingly ratified the E1 Output Deal when it congratulated Image on the execution of the agreement in an email to Marty Greenwald and David Borshell on Friday, December 14, 2007 at 10:59 AM. BTP’s belated objection to the E1 Output Deal for which David Bergstein offered his congratulations in the face of BTP’s inability to secure the necessary funding is obviously transparent.
As disclosed in Image’s Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 13, 2007 (the “Image September 30, 2007 10-Q”), Image executed an exclusive distribution agreements with Capitol Films, an affiliate of David Bergstein and BTP, pursuant to which Image acquired from Capitol Films the exclusive U.S. home video, broadcast and digital distribution rights for three feature films (Before the Devil Knows You’re Dead, My Sexiest Year, and Five Dollars a Day) and an exclusive distribution agreement with The Last Word LLC, a BTP production company affiliate, pursuant to which Image acquired the exclusive U.S. home video and digital distribution rights for one feature film (The Last Word). The aggregate payments in connection with these distribution agreements are $1.870 million to date, including reimbursements to ThinkFilm. All four of the distribution agreements were executed with companies owned and/or controlled by David Bergstein. In addition, David Bergstein personally approached Image with these deals. Therefore, the agreements were executed with David Bergstein’s full knowledge and consent. Since Bergstein is for all intents and purposes BTP (e.g. he is the “B” in BTP), any argument to the contrary is nonsensical.
Image paid advances under the CT1 Holdings, LLC Output Distribution Agreement of $1 million for the rights to The Air I Breath.
At the request of David Bergstein, Image also negotiated and executed a sub-distribution deal with IM Global, another affiliate of David Bergstein and BTP, for distribution outside of North America on its feature films My Name Is Bruce, Driftwood, Splinter and Fingerprints. Bergstein introduced Image to IM Global, a company with whom Image did not otherwise conduct business. In connection with such agreement, Image provided IM Global with a $100,000 marketing expense advance offset by a $100,000 distribution advance for Fingerprints to be paid by IM Global to Image upon complete delivery of that film, which has yet to be received. Image has delivered the film, but Image has yet to receive the distribution advance from IM Global.

As disclosed in the Image September 30, 2007 10-Q, on November 1, 2007, Image extended and renewed through July 31, 2013 its already-existing home video distribution agreement with the Criterion Collection. Prior to execution of the extension, Criterion had the ability to terminate the agreement if it issued a notice of its intention to terminate by December 31, 2007. Numerous times after the signing of the Merger Agreement, David Bergstein and his legal counsel expressed concern to Image senior management and its outside legal counsel of the possibility of Criterion exercising this right and terminating the agreement. As a result, immediately after Image executed the extension, David Borshell sent an email (Friday, November 2, 2007 at 3:07 PM) to both Marty Greenwald and David Bergstein informing them that the agreement had been extended and that all language pertaining to Criterion’s ability to terminate had been removed. Upon learning of is execution, Chris Hainsworth, Financial Projects Manager (and the financial due diligence lead for BTP) of Capitol Films Ltd, an affiliate of David Bergstein and BTP, sent an email (Friday November 9, 2007 at 1:10 AM) congratulating them and stating “Absolutely fantastic news...”
The Criterion agreement was not a new agreement, but rather a replacement and long-term extension of the then-existing agreement, which enhanced Image’s position by eliminating the ability of Criterion to unilaterally terminate the agreement. Such an enhancement only serves to benefit Image and, of course, any acquirer of Image and the continuation of the payment of non-recoupable advances.
Furthermore, Criterion’s termination of its agreement with Image, which constitutes approximately 33% of Image’s revenue, may have triggered Image’s failure to meet certain closing conditions in the Merger Agreement. Therefore, any claim by BTP that Image was not permitted to execute such agreement is contrary to the provisions of the Merger Agreement that required Image to retain its material relationships in tact. In other words, the express language of the Merger Agreement necessitated that Image extend its agreement with Criterion.
1.3 BTP’s claim that Image failed to provide all necessary cooperation in connection with the arrangement and obtaining of the Financing described in the Revised Financing Commitment and/or Alternative Financing, including using commercially reasonable efforts to facilitate the grant, attachment and perfection of first priority secured interests in substantially all of Image’s assets for the lender(s) providing the Debt Financing pursuant to Section 5.13(d) of the Merger Agreement is completely baseless and in opposite to reality. BTP’s continuous and nonsensical allegation that Image did not act in accordance with the Merger Agreement has become very tiresome and is simply an attempt to mask BTP’s inability or unwillingness to secure the necessary financing to close the merger. However, since BTP continues to irresponsibly make this accusation, Image has no choice but to respond once more in an attempt to educate BTP regarding the meaning of the terms of the Merger Agreement.
BTP’s allegation rests solely on the fact that Wachovia is unwilling to consent and subordinate its position to that of BTP’s lender(s) in connection with the financing of the transaction. The covenant referred to above is not a covenant to deliver a consent from Wachovia, rather it is an agreement by Image to act in certain way to facilitate the possibility of obtaining such consent. Image has fulfilled the terms of the covenant and provided all necessary cooperation to help BTP obtain financing and used commercially reasonable efforts to facilitate the grant, attachment and perfection of first priority security interests for the lender(s). In fact, Image has gone well beyond commercially reasonable efforts. Its senior management and legal counsel have spent numerous hours both on the phone with Wachovia and reviewing and commenting on a draft consent in an attempt to facilitate a resolution.
In addition, if the Wachovia consent was required by BTP to secure its financing necessary for the merger, then BTP should have made the receipt of the consent a condition to closing. Nowhere in Article VI of the Merger Agreement is there such a requirement. Image has frequently asked BTP to cite the exact reference in the Merger Agreement that states that delivery of the Wachovia consent by Image is a required closing item and that the failure to so will trigger Image’s obligation to pay a termination fee.
Furthermore, in what is becoming a pattern to be considered more than just coincidental, BTP again failed to state all of the pertinent parts of Section 5.13(d), including a very important exception. In Section 5.13(d), Image covenanted that it would “use commercially reasonable efforts to facilitate the grant, attachment and perfection of first priority security interests in substantially all of its assets for the lender(s) providing the Debt Financing, “except for Liens (and the assets of the Company securing such Liens), which are contemplated to continue after the Effective Time, as set forth on Section 5.13 of the Company Disclosure Letter.” Image once again directs BTP’s attention to Section 5.13 of the Company Disclosure Schedule and the items which are listed on such schedule. The first item is the Company Credit Facility, which in Section 1.01 of the Merger Agreement is defined as: “the Company’s secured senior revolving line of credit currently in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000) pursuant to the Loan and Security Agreement, dated May 4, 2007, by and among the Company, Wachovia Capital Finance Corporation (Western) and the other parties named therein.” Therefore, it is unmistakably clear that the Wachovia credit facility and its corresponding lien were never intended to be superseded by any of the financing to be used by BTP to acquire Image. In fact, the Merger Agreement provides for the exact opposite, that the parties intended, or at the very least contemplated, the fact that the Wachovia facility and its corresponding lien would remain in existence following the closing of the transaction. Furthermore, in conversations between BTP and Image, BTP acknowledged several times that if BTP wanted to incur additional debt at the Image level that Wachovia would have to be “taken out.” BTP’s repetition of this blatantly false misstatement of a provision of the Merger Agreement is nothing less than an intentional and fraudulent scheme to mislead Image’s stockholders. Image reserves all rights and remedies with respect to this unlawful scheme.
2.1 In Section 3.01(g)(iii) of the Merger Agreement, Image represented that since March 31, 2006 it had not taken any action that, if taken after the date of execution of the Merger Agreement would be prohibited by certain sections of the Merger Agreement, including Section 4.01(ii). In the Breach and Default Notice, BTP’s asserts that according to its information and belief, Image has entered into deals without BTP’s consent in violation of Section 4.01(ii), making the representation in Section 3.01(g)(iii) untrue, resulting in a failure of the closing conditions set forth in Section 6.02(a).

Please see 1.1 above for a succinct explanation setting forth in detail why Image has not violated Section 4.01(ii). In addition, since March 31, 2006, Image has not entered into any deals described in Section 4.01(ii) in violation of the representation in Section 3.01g(iii). BTP’s information and belief is erroneous at the very least and intentionally fabricated to hide BTP’s inability or unwillingness to consummate the transaction. Instead of hiding behind factually unsupported clichés such as “information and belief,” BTP’s accusation might gain the slightest bit credibility if it were to actually identify specific agreements that violated the Merger Agreement provisions.
Furthermore, the logic supporting BTP’s contention that Image’s representation in Section 3.1(g)(iii) is untrue, thereby resulting in a failure of the closing condition in Section 6.02(a) is fundamentally flawed. Section 6.02(a) requires that the representations and warranties of Image must be true and correct as of the closing date of the merger, except where the failure of such representation or warranty to be true and correct, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. BTP must therefore believe that Image’s violation of its representation in Section 3.01(g)(iii) has caused or could reasonably be expected to cause a material adverse effect. Other than simply stating a conclusion, BTP has not provided even a shred of evidence that any alleged violation has occurred, let alone that it has or could result in a material adverse effect. Again, specific references would lend credibility to BTP’s argument, as well as permit Image to adequately address your allegations.
2.2 BTP’s assertion that Image’s capital expenditures have exceeded the limit set forth in Section 4.01(vi) of the Merger Agreement are self-serving. Section 4.01(vi) states that capital expenditures made by Image between the execution date of the Merger Agreement and the closing date of the Merger should not exceed $200,000. As BTP can see from the break-out of capital expenditures at the end of this letter, Image exceeded the $200,000 limit in only an immaterial manner. In addition, Image agreed to the $200,000 limit at a time when it believed that the Merger would close within two to three months of the agreement’s execution. However, the period between signing and closing became prolonged due to Image’s agreement to grant BTP’s numerous requests to extend the closing date to permit BTP to obtain the financing necessary to close the merger. In the face of such an extended time period and the necessity for Image to continue to conduct business in the ordinary course, BTP cannot now claim that Image violated the covenant. Image has actually gone out of its way to minimize capital expenditures during the protracted merger period.
2.3 BTP’s allegation that Image conducted its business outside of the ordinary course because Image entered into Library Deals and/or new Licenses without the disclosure to, and the consent of, BTP is bizarre. Quite the contrary, Image has conducted its business only in the ordinary course and has entered into Library Deals and/or New Licenses only after disclosing such to BTP and obtaining its consent. In fact, most of the agreements executed by Image after its execution of the Merger Agreement with BTP were with David Bergstein and BTP affiliates. Any claim that these agreements were unknown to BTP is egregiously baseless.

2.4 Image categorically denies and flatly rejects BTP’s claim that the matters set forth in the Breach and Default Notice, as well as the significant, protracted and continuing material degradation in Image’s business, assets, liabilities, financial condition and results of operations constitute a Company Material Adverse Effect. There simply has not been any effect, event, development, change, occurrence or state of facts that would constitute a Company Material Adverse Effect. Image invites BTP to specifically identify the significant, protracted and continuing material degradations in Image’s business that support such a claim. BTP’s vague and fleeting references in the Breach and Default Notice and its inability to specifically identify actual facts only serve to unmask the fact that a Company Material Adverse Effect does not exist.
2.5 The Breach and Default Notice erroneously claims that BTP did not waive Image’s obligation to obtain the consent of Wachovia. BTP, please cite the exact reference in the Merger Agreement that states that Image has the obligation to obtain the consent of Wachovia. Image has requested that BTP provide this reference numerous times, yet BTP has never identified any specific provision in the Merger Agreement that expressly states that Image has such an obligation. There can only be one reason for this failure: Such a provision simply does not exist and BTP’s repetition of such claim, including in public filings with the SEC, constitutes nothing less than a fraudulent scheme in a transparent attempt to mask BTP’s inability to secure the necessary financing to close the merger.
BTP also asserts that because Image has not obtained the Wachovia consent and BTP is therefore unable to secure its proposed financing to consummate the merger, Image has somehow violated its representation in Section 3.01(d)(i)(z). Image reminds BTP that Section 3.01(d)(i)(z) contains the following representation and warranty:
“The execution, delivery and performance of this Agreement by the Company does not and will not, as the case may be, and the consummation by the Company of the transactions contemplated hereby, including the Merger, does not or will not (z) conflict with or result in a breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, lease, license, Benefit Plan, contract, agreement or other instrument, permit or obligation to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or their respective properties or assets are or may be bound except, in the case of clauses (y) and (z) above, as would not reasonably be expected to have a Company Material Adverse Effect.”

Does BTP and its legal counsel really not understand the meaning of the representation being made by Image in that section? The key phrase is “by the Company.” The execution, delivery and performance of the Merger Agreement by Image did not result in any of the events listed in (z) above, including a default under the Wachovia credit facility. Rather, it is the performance by BTP (more specifically its financing package) that would result in a default under the Wachovia loan agreement. BTP again incorrectly states that Image was to incur $60 million of debt to finance BTP’s consummation of the merger. This is not accurate. As part of its financing for the merger, BTP was to incur debt (please refer to the fact that in BTP’s debt financing commitment letter “Borrower” is defined as BTP not Image), which was to be secured by the assets of Image. BTP had intimate knowledge of the terms and conditions of the Wachovia loan agreement both through due diligence of Image and in conversations with Image officers. Furthermore, the representation is in no way a guarantee or promise by Image to deliver the Wachovia consent. To read it as such is a blatant intentional or grossly negligent mischaracterization of the language. Most importantly, however, subsection (z) is modified by a Company Material Adverse Effect qualifier, which only serves to strengthen Image’s already unassailable legal position and further devastate BTP’s misleading claims.
BTP’S INABILITY TO PROCURE THE REQUISITE FINANCING TO CLOSE THE MERGER WITH IMAGE’S KNOWN PREEXISTING DEBT STRUCTURE DOES NOT IN ANYWAY CAUSE A BREACH OF IMAGE’S REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THE MERGER AGREEMENT.
If the receipt of the Wachovia consent was integral to BTP’s financing package, then BTP should have considered including such receipt as a condition to closing. When Image reads Article VI, it sees no such condition.
Finally, Image reminds BTP that its equity commitment letter signed by each of David Bergstein, Ron Tutor and R2D2, LLC, provides for the equity to be committed for the transaction to be equal to the Aggregate Merger Consideration less the amount of debt financing provided under BTP’s debt financing. By Image’s math, if the debt financing is equal to zero, then the equity to be provided by Bergstein, Tutor and R2D2 would equal the full amount necessary to pay the Aggregate Merger Consideration and close the transaction. IMAGE RESERVES ALL RIGHTS AND REMEDIES UNDER THIS COMMITMENT LETTER INCLUDING SPECIFIC PERFORMANCE.
2.6 As previously addressed, the real issue is not whether a default under the Wachovia loan agreement would cause a Company Material Adverse Effect, but the fact that a default under the loan agreement would only occur at the closing and would be caused by BTP actions in securing its financing necessary to close the Merger
2.7 Image categorically rejects BTP’s baseless assertion that the financial results of operations reported by Image, and those not yet reported, constitute a Company Material Adverse Effect. PLEASE SPECIFICALLY IDENTIFY THE RESULTS OF OPERATIONS THAT SUPPORT THIS CONCLUSION.

2.8 Pursuant to Section 5.10 of the Merger Agreement, Image is required to give prompt notice to BTP of the occurrence or non-occurrence of any event that would reasonably be expected to cause any condition to the obligations of any party to effect the Merger not to be satisfied or its failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger not to be satisfied. Image has not notified BTP as to any matter identified referenced in the foregoing paragraphs and has not violated Section 5.10 for the simple reason that such matters did not in fact occur.
2.9 The issuance by Image of a press release on January 25, 2008, did not constitute a failure of the closing condition set forth in Section 6.02(b). Section 6.02(b) is a closing condition that requires Image to have complied in all material respects with all agreements and covenants contained in the Merger Agreement. Image’s failure to obtain the consent of BTP for the issuance of a press release is not material. Furthermore, BTP has refused explicit requests by Image and its legal counsel on numerous occasions to review various 13D/As prior to their filing by BTP. To accuse Image of a breach of this provision when BTP and its legal counsel have intentionally refused express requests by Image to review BTP’s public statements is the epitome of hypocrisy.
In response to BTP’s demand for assurances of performance, Image provides the following written assurance to BTP:
1. All so-called Image Closing Condition Failures do not exist and do not continue as of the Outside Closing Date.
2. Image disputes any so-called Image Closing Condition Failure Exists. Please see above for a detailed statement specifying with particularity the basis for Image’s dispute that any Image Closing Condition Failure has occurred and/or will be continuing as of the Outside Date.
3. Since no Image Closing Condition Failures exist, Image is unable to provide a detailed statement specifying with particularity the proposed cure thereof and the anticipated timing of such proposed cure.
Image provides the following in response to BTP’s demand upon Image for disclosure to BTP of certain information:
1. As of January 31, 2008, the aggregate loan amount outstanding under Image’s Wachovia credit facility is approximately $4.9 million, of which approximately $3.0 million was used to pay advances to Capitol Films Ltd., Capitol Films U.S., ThinkFilm LLC, IM Global Media, LLC, The Last Word Movie, LLC, and CT1 Holdings, LLC, each of which is an affiliate of David Bergstein and BTP. A significant portion of the outstanding balance is a result of transactions costs related to the BTP protracted merger process. Between the date hereof and March 31, 2008, Image anticipates that the maximum loan amount outstanding under the Wachovia credit facility will be approximately $6.9 million.

2. As disclosed in the Image September 30, 2007 10-Q, the Wachovia credit facility imposes minimum financial and operating covenants for which Image must comply. The Wachovia loan agreement provides that a Fixed Charge Coverage Ratio (as defined in the loan agreement), will be tested if Excess Availability (as defined in the loan agreement) falls below a certain level (which is $2 million for the fiscal year to date periods ended monthly from April 30, 2007 through November 30, 2007, and increases to $5 million for the fiscal year to date periods ending monthly from January 31, 2008 though March 31, 2008). The loan agreement also requires that Excess Availability be greater than $2 million at all times from December 31, 2007 until the December 31, 2007 financial statements are delivered to Wachovia. Image was in compliance with all financial and operating covenants at September 30, 2007. In management’s estimation, based upon the information currently available, Image was not in compliance with the fixed charge covenant for the nine month period ending December 31, 2007. Image is in final discussions with Wachovia to obtain a covenant violation waiver and fully expects to obtain such a waiver. Based on Image’s expectation to obtain a waiver and the nature of the non-compliance, Image does not believe that there was any material adverse effect from the “technical” default.
3. As disclosed in the Image September 30, 2007 10-Q, Image’s inability to obtain a waiver under the Wachovia loan agreement would raise substantial doubt about its ability to continue as a going concern. However, Image has not been advised by its independent public accountants of their intent to include a going-concern qualification in their audit opinion in the foreseeable future if Image received a waiver or an amendment of the covenant Image anticipates that it will have the borrowing availability in excess of the $5.0 million threshold so as not the be tested for compliance with the Fixed Charge Coverage Ration as of March 31, 2008.
4. There are no disclosures required to be provided by BTP pursuant to Section 5.10 of the Merger Agreement. Image notes, however, that the disclosure requirement is reciprocal and demands that BTP disclose all information required to be disclosed by it pursuant to said section.
5. Image has not entered into any Library Deals since March 31, 2007.
6. All New Licenses entered into by Image since March 31, 2007 are disclosed in the foregoing paragraphs.

7. Image’s capital expenditures per month since March 31, 2007 consist of expenditures aggregating approximately $500,000 for the nine months ended December 31, 2007. Approximately monthly expenditures were as follows:

April	$82,000
May	$41,000
June	$36,000
July	$164,000
August	$68,000
September	$13,000
October	$71,000
November	$27,000
December	$20,000

Sincerely,
/s/ Martin Greenwald
Martin Greenwald,
President and Chief Executive Officer

cc:	Dennis Hohn Cho, Esq. Gordon M. Bava, Esq. David Grinberg, Esq. David Bergstein Michael Barnes, Esq. Richard J. Welch, Esq.